Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 13, 2013 with respect to the consolidated financial statements of BioMimetic Therapeutics, Inc., and the effectiveness of internal control over financial reporting of BioMimetic Therapeutics, Inc., incorporated by reference in this Form 8-K/A.

/s/ Ernst & Young LLP

Nashville, Tennessee

May 16, 2013